EXHIBIT IV
                           ----------

[This document was filed with the State of Wisconsin, Department of Financial Institutions on March 24, 1999.]

                        State of Wisconsin
               Department of Financial Institutions

                        ARTICLES OF MERGER
(Domestic, for-profit Corporation with Foreign, for-profit corporation)

A. Name and state of incorporation of the merging (non-surviving) corporation:

          Name:                         Commerce Group Corp.
          State of Incorporation:       State of Delaware

B. Name (prior to any amendment in the Plan of Merger to change the name) and state of incorporation of the surviving corporation:

          Name:                         CGC of Wisconsin, Inc.
          State of Incorporation:       State of Wisconsin

C.   The adopted Plan of Merger (the "Plan") is attached as Exhibit A.

D. The Plan was approved by each foreign corporation that is a party to the merger in accordance with the laws of the state under which it was incorporated, and by each domestic corporation that is a party to the merger in accordance with Sec. 180.1103, Wis. Stats.

E. These articles of merger, when filed, shall be effective as of 12:01 a.m. on April 1, 1999.

     Executed on March 22, 1999 by the surviving corporation on behalf of all parties to the merger.

                                   /s/ Edward L. Machulak
                                   _______________________________
                                   Edward L.  Machulak,
                                   President of Commerce Group Corp.
                                   President of CGC of Wisconsin, Inc.

This document was drafted by John E.  Machulak, Attorney.

Please return to:

John E. Machulak, Attorney
Machulak, Hutchinson, Robertson, O'Dess & Reilly, S.C.
1733 North Farwell Avenue
Milwaukee, Wisconsin   53202
(414) 271-0760

[This document was filed as Exhibit A to the Articles of Merger (see
EXHIBIT IV) with the State of Wisconsin, Department of Financial
Institutions on March 24, 1999.]

                            Exhibit A

                          PLAN OF MERGER

     THIS PLAN OF MERGER ("Plan of Merger"), has been adopted by Commerce Group Corp., a Delaware corporation ("CMG Delaware"), and CGC of
Wisconsin, Inc., a Wisconsin corporation ("CGC Wisconsin"):

    1.1 The Merger. Subject to the terms and conditions of this Plan of Merger, at the Effective Time (as defined below), CMG Delaware will be merged with and into CGC Wisconsin, in accordance with the applicable provisions of the Wisconsin Business Corporation Law ("WBCL") and the applicable provisions of the Delaware General Corporation Law ("DGCL") and Section 368(a) of the Internal Revenue Code of 1986.

    (a) The merging (non-surviving) corporation is Commerce Group Corp., a Delaware corporation.

    (b) The surviving corporation (before any amendment) is CGC of Wisconsin, Inc., a Wisconsin corporation.

    1.02 Effective Time of the Merger. The Merger shall become effective as of 12:01 a.m. (Central Time) on April 1, 1999 (the "Effective Time"). The Articles of Merger filed with the Department of Financial Institutions of Wisconsin and the Certificate of Merger filed with the Secretary of State of Delaware will provide that the Merger shall become effective as of the Effective Time.

    1.03 Effects of the Merger.

    (a) At the Effective Time, (i) the separate existence of CMG Delaware shall cease, and CMG Delaware shall be merged with and into CGC Wisconsin as provided in Section 180.1106 of the WBCL and Section 252(c), or other applicable provisions of the DGCL (CMG Delaware and CGC Wisconsin are sometimes referred to herein as the "Constituent Corporations," and CGC Wisconsin, after consummation of the Merger, is sometimes referred to herein as the "Surviving Corporation"); (ii) the Articles of Incorporation of CGC Wisconsin (as amended) in effect immediately prior to the Effective Time shall continue without change (until further amended in accordance with applicable law) as the Articles of Incorporation of the Surviving Corporation except that the name of the Surviving Corporation shall be automatically amended, effective as of the Effective Time, from "CGC Wisconsin, Inc." to "Commerce Group Corp.";
(iii) the By-Laws of CGC Wisconsin in effect immediately prior to the Effective Time shall continue without change as the By-Laws of the Surviving Corporation; and (iv) the members of the Board of Directors and the officers of CGC Wisconsin immediately prior to the Effective Time shall continue without change as the directors and officers of the Surviving Corporation (in each case until such time as their respective successors are duly elected or their earlier resignation, death, retirement or removal).

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    (b) In accordance with Section 180.1106 of the WBCL and Section 259 of the DGCL, at and after the Effective Time, the Surviving Corporation shall possess all the rights, privileges, powers and franchises of a public as well as of a private nature, and be subject to all the restrictions, disabilities and duties, of each of the Constituent Corporations; and all and singular rights, privileges, powers and franchises of each of the Constituent Corporations, and all property, real, personal and mixed, and all debts due to either of the Constituent Corporations on whatever account, as well as for stock subscriptions and all other things in action or belonging to each of the Constituent Corporations, shall be vested in the Surviving Corporation; and all property, rights, privileges, powers and franchises, and all and every other interest, shall be thereafter as effectually the property of the Surviving Corporation as they were of the Constituent Corporations, and the title to any real estate vested, by deed or otherwise, in either of the Constituent Corporations shall not revert or be in any way impaired; but all rights of creditors and all liens upon any property of either of the Constituent Corporations shall be preserved unimpaired, and all debts, liabilities and duties of the Constituent Corporations shall thereafter attach to the Surviving Corporation, and may be enforced against it to the same extent as if said debts and liabilities had been incurred or contracted by it. Any action or proceeding, whether civil, criminal, administrative or investigatory, pending by or against either Constituent Corporation shall be prosecuted as if the Merger had not taken place, or the Surviving Corporation may be substituted as a party in such action or proceeding in place of any Constituent Corporation.

                            ARTICLE 2

            Effect of the Merger on the Capital Stock
                 Of the Constituent Corporations

    2.01(a) Effect on CMG Delaware Common Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the Constituent Corporations or the stockholders of CMG Delaware, all shares of CMG Delaware Common Stock issued and outstanding or held in treasury, if any, immediately prior to the Effective Time shall automatically be converted into an equal number of fully paid and non-assessable shares (except as provided in Section 180.0622(2)(b) of the WBCL) of CGC Wisconsin Common Stock, and certificates representing such shares of CMG Delaware Common Stock issued and outstanding or held in treasury, if any, immediately prior to the Effective Time shall from and after the Effective Time represent the number of shares of CGC Wisconsin Common Stock into which such shares shall have been converted.

    (b) Effect on CMG Delaware Options and Other Rights. At the Effective Time, each option or other right granted by CMG Delaware to purchase or, by contract, to receive CMG Delaware Common Stock (under or subject to any stock option plan or any other agreement of CMG Delaware) and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and become a stock option or right to purchase or receive, upon the same terms and conditions, the number and kind of shares of the Surviving Corporation's capital stock equal to the number and kind of shares of CMG Delaware capital stock that the holder thereof would have received had such holder exercised the option or right in full immediately prior to the Effective Time (whether or not such option or right was then exercisable).

    2.02  Effect on CMG Delaware Plans.

    (a) At the Effective Time, each employee or director benefit plan or incentive compensation plan to which CMG Delaware is a party shall be assumed by, and continue to be the plan of, the Surviving Corporation.

    (b) To the extent any of the aforementioned plans of CMG Delaware or any of its subsidiaries provides for the issuance or purchase of, or otherwise relates to, CMG Delaware Common Stock or other capital stock of CMG Delaware, after the Effective Time such plans shall be deemed to provide for the issuance or purchase of, or otherwise relate to, CGC Wisconsin Common Stock or other capital stock of CGC Wisconsin upon the same terms and conditions.

    2.03 Effect on CGC Wisconsin Common Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the Constituent Corporations or the shareholder of CGC Wisconsin, all shares of CGC Wisconsin Common Stock issued and outstanding or held in treasury, if any, immediately prior to the Effective Time shall no longer be issued or outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto.

                            ARTICLE 3

                       Shareholder Approval

    3.01 Shareholder Approval. This Plan of Merger and the Merger herein contemplated have been approved by the shareholders of each of the parties hereto in accordance with the applicable provisions of law.

                            ARTICLE 4

                      Termination; Amendment

    4.01 Termination. This Plan of Merger may be terminated and the Merger abandoned by the Boards of Directors of CMG Delaware and CGC Wisconsin at any time until the first to occur of the filing of Articles of Merger with the Department of Financial Institutions of Wisconsin or the filing of a Certificate of Merger with the Secretary of State of Delaware.

    4.02 Amendment. Subject to the following sentence, this Plan of Merger may be amended, modified or supplemented by the Constituent Corporations at any time until the first to occur of the filing of Articles of Merger with the Department of Financial Institutions of Wisconsin or the filing of a Certificate of Merger with the Secretary of State of Delaware. Notwithstanding the foregoing, amendments, modifications or supplements of this Plan of Merger that are required by the Secretary of State of Wisconsin or the Secretary of State of Delaware and that do not materially and adversely affect the rights, benefits and obligations of any Constituent Corporation may be made unilaterally by the Constituent Corporation filing this Plan of Merger with such office.

                            ARTICLE 5

    Amendment of Surviving Corporation's Articles of Incorporation

    5.01 Change of Name. Article I of the Articles of Incorporation of CGC of Wisconsin, Inc. is amended to read as follows:

         "The name of the Corporation is Commerce Group Corp. The Corporation is incorporated under the Wisconsin Business Corporation Law, Chapter 180, Wisconsin Statutes."

    On this 22nd day of March, 1999, the undersigned President of Commerce Group Corp., a Delaware corporation, and CGC of Wisconsin, Inc., certifies that both corporations have adopted the foregoing Plan of Merger.


                                /s/ Edward L. Machulak
                                _______________________________
                                Edward L.  Machulak,
                                President of Commerce Group Corp.
                                President of CGC of Wisconsin, Inc.


This document was drafted by:

John E.  Machulak, Attorney.
Machulak, Hutchinson, Robertson, O'Dess & Reilly, S.C.
1733 North Farwell Avenue
Milwaukee, Wisconsin   53202
(414) 271-0760